Exhibit 10.5

July 13, 2022
Tim Lu, Ph.D., M.D., Co-founder, President and CEO
VIA EMAIL
Re: Severance & Change in Control Agreement

Dear Tim:

Effective as of the date first written above, this letter agreement (the “Agreement”) sets forth your rights to receive severance payments or benefits upon an involuntary termination of your employment with Senti Biosciences, Inc. (the “Company”) or its subsidiaries, subject to the terms and conditions set forth below. This Agreement supersedes in the entirety any and all prior agreements regarding the subject matter herein, namely your severance benefits, including Sections 8(b), 8(c) and 8(d) of your offer letter, dated December 27, 2018 (the “Offer Letter”).
1.Severance Benefits.
(a)Accrued Benefits; Termination for Cause; Death; Disability; Resignation Without Good Reason. Upon termination of your employment for any reason, the Company shall pay you all earned but unpaid salary, earned but unpaid Annual Bonus attributable to the calendar year prior to the year in which your employment terminates, and all accrued but unused vacation earned by you through and including the employment termination date, subject to required payroll deductions, in accordance with governing law. If, at any time, the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, or if you resign without Good Reason (as defined herein), you will receive the accrued amounts set forth above and you will not be entitled to any other form of compensation from the Company, including any severance benefits.
(b)Termination Without Cause or Resignation for Good Reason Outside of Change of Control Period. If at any time outside of a Change of Control Period (as defined below), the Company terminates your employment without Cause or you resign for Good Reason, provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your compliance with the terms of this Agreement and subject to Sections 3, 4 and the preconditions set forth in Section 1(d), the Company will provide you with the following severance benefits (the “Severance Benefits”):
(i)Cash Severance. You will receive cash severance equal to twelve (12) months of your then current base salary. This severance will be paid in equal installments on the Company’s regular payroll schedule over the 12-month period following your Separation from Service and will be subject to applicable tax withholdings; provided, however, that no payments will be made prior to the 60th day following your Separation from Service (and with the first such payment including any amounts accrued following such Separation from Service).
(ii)Bonus Severance. You will receive an additional cash severance payment equal to the sum of (A) the amount of your target annual bonus for the calendar year in which your employment is terminated, prorated based on the number of days in which your employment termination occurred, and (B) all earned but unpaid annual bonus attributable to the calendar year prior to the year in which your employment terminates. Such bonus severance payments will be paid in lump sum within 60 days following your Separation from Service and will be subject to appliable tax withholdings.

(iii)COBRA Severance. If you timely elect continued coverage under COBRA, the Company will pay to the group health plan provider, the COBRA provider, or you the cost of your health care coverage at the benefit levels in effect at the time of your employment termination for a maximum of twelve (12) months. The Company’s obligation to pay these amounts on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide these benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the same date as (when your COBRA began) of the twelfth calendar month following your Separation from Service.
(c)Termination Without Cause or Resignation for Good Reason During Change of Control Period. If at any time during a Change of Control Period (as defined below), the Company terminates your employment without Cause or you resign for Good Reason, provided such termination or resignation constitutes a Separation from Service, then subject to your compliance with the terms of this Agreement and subject to Sections 3, 4 and the preconditions set forth in Section 1(d), the Company will provide you with the following severance benefits:
(i)Cash Severance. You will receive cash severance equal to eighteen (18) months of your then current base salary, paid in a lump sum, subject to applicable tax withholdings, on the 60th day following your Separation from Service.
(ii)Bonus Severance. You will receive all earned but unpaid annual bonus attributable to the calendar year prior to the year in which your employment terminates, and you will receive an additional cash severance payment, less applicable deductions and withholdings, equal to the amount of your target annual bonus for the calendar year in which your employment is terminated, paid in a lump on the 60th day following your Separation from Service.
(iii)COBRA Severance. If you timely elect continued coverage under COBRA, the Company will pay to the group health plan provider, the COBRA provider, or you the cost of your health care coverage at the benefit levels in effect at the time of your employment termination for a maximum of eighteen (18) months. The Company’s obligation to pay these amounts on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide these benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the same date as (when your COBRA began) of the eighteenth calendar month following your Separation from Service.
(iv)Accelerated Vesting. The Company will accelerate the vesting of your time-based equity awards (and the time-based vesting conditions of equity awards which vest by a combination of time-based and performance-based vesting conditions) such that you will be deemed fully vested in all such shares as of your Separation from Service (subject to any applicable performance-based vesting conditions).
(d)Conditions to Receipt of Severance. Your receipt of the severance benefits set forth in this Section 1 is conditioned upon: (i) you continuing to comply with your obligations under your Confidential Information and Inventions Agreement; and (ii) you delivering to the Company an effective, general release of claims in favor of the Company substantially in the form attached hereto as Exhibit A (the “Release”) within the applicable time period set forth therein.

2.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” shall have the meaning set forth in your Offer Letter.
(b)Change of Control. For purposes of this Agreement, a “Change of Control” shall have the meaning set forth in the Senti Biosciences, Inc. 2022 Equity Incentive Plan, provided that such transaction or series of transactions also qualifies as a “change in control” event under U.S. Treasury Regulation 1.409A-3(i)(5). Notwithstanding anything to the foregoing, the consummation of the transactions contemplated by the Business Combination Agreement between Dynamics Special Purchase Corp. Explore Merger Sub, Inc. and the Company shall not constitute a “Change of Control” for purposes of this Agreement.
(c)Change of Control Period. For purposes of this Agreement, a “Change of Control Period” is defined as the period commencing three (3) months prior to the effective date of a Change of Control and ending on the twelve (12) month anniversary of the effective date of a Change of Control.
(d)Good Reason. For purposes of this Agreement, “Good Reason” shall have the meaning set forth in your Offer Letter.
3.Section 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions and in accordance with Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” for purposes of Section 409A, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.
4. 280G.
(a)If any payment or benefit you will or may receive from the Company or from another source (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this letter agreement (a “Payment”) will be reduced (but not below zero) to equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)Notwithstanding any provision of paragraph (a) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.
(c)If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 4(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 4(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 4(a), you will have no obligation to return any portion of the Payment pursuant to the preceding sentence.
5.Arbitration. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: the negotiation, execution, interpretation, performance, breach or enforcement of this letter agreement; or your employment with the Company (including but not limited to all statutory claims); or the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The Arbitrator will have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this section, whether by you or the Company, must be brought solely in an individual capacity, and will not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class will proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Arbitration section will be presided over by a single neutral arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Francisco, CA, or the site of the closest JAMS office to your place of employment, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company will pay all JAMS arbitration fees, except that you will be responsible for any filing fees associated with any arbitration that you initiate, but only in the amount of the filing fees that would be required of you if the dispute were decided in a court of law. This section will not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, but only to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing in this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

6.Miscellaneous. This Agreement, including its exhibits, is the complete and exclusive statement of all of the terms and conditions of your severance benefits offered by the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. For clarity, any other terms set for in your Employment Agreement not relating to the subject matter hereof and the terms of any confidentiality or restrictive covenant agreements between you and the Company are not superseded by the terms of this Agreement, and such terms in your Employment Agreement and any confidentiality and restrictive covenant agreements shall continue. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.
If you agree to the terms and conditions set forth herein, please sign below.
If you have any questions about this Agreement, please do not hesitate to call me.
Best regards,

/s/ Deborah Knobelman
Deborah Knobelman
Chief Financial Officer

Understood, Accepted and Agreed To:

/s/ Timothy Lu, Ph.D., M.D., Co-founder, President and CEO	7/21/2022
Timothy Lu, Ph.D., M.D., Co-founder, President and CEO	Date

EXHIBIT A – FORM OF RELEASE

(TO BE SIGNED ON OR WITHIN 21 DAYS OF SEPARATION DATE)

I understand that my employment with SENTI BIOSCIENCES, INC. (the “Company”) has terminated. The Company has agreed that if I sign this Release, the Company will provide me with the benefits set forth in the offer letter agreement (the “Agreement”) between me and the Company. I understand that I am not entitled to such severance benefits unless I sign this Release without revocation. I also understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through my last day of employment, to which I am entitled by law.
I hereby generally release the Company and its officers, directors, agents, attorneys, employees, stockholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: (i) all federal and state statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended); (ii) claims related to my employment or the termination of my employment; and (iii) claims related to breach of contract, tort, wrongful termination, discrimination, wages or benefits, or claims for any form of equity or compensation.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver in this paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed by me.
Notwithstanding the release in the preceding paragraphs, I am not releasing: (i) any right of indemnification I may have under contract or law; (ii) any rights that cannot be waived as a matter of law; and (iii) claims for breach of this Release. In addition, I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand that this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release.
In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his favor at the time of executing the release, which if known by him would have materially affected his settlement with the debtor or released party.”

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on- the-job injury for which I have not already filed a workers’ compensation claim.
I hereby confirm my obligations under my Confidential Information and Inventions Assignment Agreement with the Company.
I also agree that I will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents. I further agree to reasonably cooperate with the Company by voluntarily providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company.
I hereby agree not to disparage the Company, or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation.

Dated:

Tim Lu